Exhibit 5.1
February 6, 2009
Board of Directors
Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
     Re:    Registration Statement on Form S-3
Gentlemen:
     We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) on behalf of certain selling securityholders of the Company (the “Selling Securityholders”), relating to (i) 50,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Shares”), (ii) a warrant dated January 16, 2009 (the “Warrant”), to purchase common shares, par value $0.01 per share (“Common Stock”), of the Company, and (iii) 288,129 shares of Common Stock for which the Warrant may be exercised (the “Common Shares,” and together with the Series A Preferred Shares and the Warrant, the “Securities”). The Series A Preferred Shares and Warrant were issued pursuant to a Letter Agreement, dated as of January 16, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Board of Directors
Home BancShares, Inc.
February 6, 2009

     In so acting we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) an executed copy of the Registration Statement, (b) the Securities Purchase Agreement, (c) the Warrant, (d) the Restated Articles of Incorporation of the Company, as amended, which include the Certificate of Designations setting forth the powers, designations, preferences, relative rights, qualifications, limitations and restrictions of the Series A Preferred Shares, (e) the Restated Bylaws of the Company, (f) certain resolutions adopted by the Board of Directors with respect to the Securities Purchase Agreement and the issuance of the Securities contemplated thereby, and (g) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the laws of the State of Arkansas and the federal laws of the United States. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
     1. The Series A Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     2. The Warrant is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
     3. The Common Shares to be issued by the Company upon the exercise of the Warrant have been duly authorized and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.
     Our opinion represents the reasoned judgment of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain matters of law based upon facts presented to us or assumed by us and should not be considered or construed as a guaranty. Our opinion is subject to future changes in law or fact, and we disclaim any obligation to advise you of or update this opinion for any changes of applicable law or facts that may affect matters or opinions set forth herein.

Board of Directors
Home BancShares, Inc.
February 6, 2009

     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this opinion and consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Mitchell, Williams, Selig,
Gates & Woodyard, P.L.L.C.
MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.